                                                                   EXHIBIT 10.04

                             CONFIDENTIAL AGREEMENT
                          AND GENERAL RELEASE OF CLAIMS


        THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE OF CLAIMS (the "AGREEMENT") dated as of September 23, 1999 is between William H. Harris, Jr. ("EMPLOYEE") and Intuit, Inc. ("INTUIT"), a Delaware corporation. As used in this Agreement, Intuit refers to Intuit, Inc. and all parents, subsidiaries, divisions, predecessors, and successors of Intuit, Inc.

THE PARTIES AGREE AS FOLLOWS:

        1. Termination as an Officer of the Company. Employee's employment as President and Chief Executive Officer of Intuit shall terminate effective as of September 23, 1999 (the "REASSIGNMENT DATE"). Employee shall be employed as Director of Strategic Internet Policy for the period from the Reassignment Date through July 1, 2001 (the "EMPLOYMENT PERIOD") to advise the Company and the Board on internet strategy and financial opportunities. During the Employment Period, Employee will make himself available at mutually convenient times as requested by the Company's Chief Executive Officer to provide this advice. Notwithstanding this employment, Employee shall be free to simultaneously engage in other activities chosen by Employee, including full-time employment with any other entities, during the Employment period. During the Employment Period Employee shall report to the Company's Chief Executive Officer. Employee shall continue to serve as a director on the Board of Directors of Intuit if elected by the stockholders of the Company following the Reassignment Date. Intuit agrees to nominate Employee for re-election to the Board of Directors at its 1999 and 2000 Annual Meetings.

        2. Obligations of Intuit.

               a. In exchange for the release of claims and other promises set forth in this Agreement, Intuit agrees to provide Employee with the following benefits:

                      (1) Employee shall receive his base salary and all other unpaid compensation and benefits accrued through the Reassignment Date (less applicable withholding).

                      (2) Intuit will pay Employee an amount equal to Employee's base salary (determined based on Employee's base salary at his Reassignment
Date) in semi-monthly installments during the Employment Period. In addition, Intuit will pay Employee an amount equal to 1.5 times Employee's fiscal 1999 bonus in such semi-monthly installments during the Employment Period.

                      (3) Intuit will provide Employee with all existing employee benefit plan insurance coverage (other than any new grants of stock options and Section 401(k) plan eligibility) to the extent permitted by Intuit's employee benefit plans for the Employment Period at Intuit's expense. Thereafter, Employee will be eligible to purchase independently the identical


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healthcare insurance coverage programs as required by C.O.B.R.A. (Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended).

                      (4) With respect to any Intuit stock options held by Employee as of the Reassignment Date, such stock options shall continue to vest and remain exercisable until Intuit's 2000 Annual Meeting provided Employee serves as a director of Intuit and shall continue to vest and remain exercisable thereafter for any subsequent period that Employee remains a director and/or an employee of Intuit, and provided such vesting and exercisability has so continued, such options shall remain exercisable for a period of ninety (90) days thereafter, pursuant to the provisions of Employee's stock option grants under Intuit's stock option plans.

               b. Employee understands and acknowledges that Employee will not be entitled to any benefits from Intuit other than those expressly set forth in this Section 2.

               c. The benefits payable under Subsections 2(a)(1) and 2(a)(2) shall be payable during the Employment Period even if Employee dies prior to the end of the Employment Period or is not elected as a director, is terminated as an employee, or is unable to serve as a director or employee of Intuit. The benefits payable under Subsections 2(a)(4) shall be payable during the Employment Period if Intuit fails to nominate Employee as a director.

        3. Obligations of Employee. In exchange for the benefits described in
Section 3, Employee agrees to the following:

               a. Employee agrees to promptly provide Intuit with any available information relating to work previously performed by Employee for Intuit upon reasonable notice and request from Intuit for a period of up to one year from the end of the Employment Period.

               b. Employee will be bound by and comply with the terms of that certain Employee Invention Assignment and Confidentiality Agreement ("CONFIDENTIALITY AGREEMENT"), a copy of which is attached to this Agreement as Exhibit A. Employee will return all Intuit property (unless otherwise agreed in writing) and all confidential and proprietary information in Employee's possession to Intuit within five business days from the later of (a) the end of the Employment Period or (b) the date Employee ceases to be a director.

               c. Employee will not solicit, or initiate any solicitation of any Intuit employee to leave his/her employment with Intuit to commence a relationship with Employee or any other employer for a period ending at the end of the Employment Period.

        4. Release. In exchange for the benefits described in Section 2, Employee agrees to execute the release (the "RELEASE") attached to this Agreement as "Addendum A" on or promptly following the Reassignment Date and the end of the Employment Period.

        5. Arbitration. Any claim, dispute, or controversy arising out of or in any way relating to this Agreement or the alleged breach of this Agreement will be submitted by the parties to binding arbitration in Santa Clara County, California by the American Arbitration



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Association under its California Employment Dispute Resolution Rules or by a
judge to be mutually agreed upon. This Section 5 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee's obligations under Employee's Confidentiality Agreement and Employee's obligations under Section 3 hereof.

        6. Attorneys' Fees. The prevailing party will be entitled to recover from the losing party its attorneys' fees and costs (including expert witness fees) incurred in any arbitration, lawsuit or other proceeding brought to enforce any right arising out of this Agreement.

        7. Confidentiality. Employee acknowledges that Employee has not disclosed any of the terms of this Agreement to anyone other than Employee's counsel and/or spouse/domestic partner. Employee agrees, on behalf of Employee and Employee's agents, not to disclose, or to take every reasonable precaution to prevent disclosure of, any of the terms of this Agreement or consideration for this Agreement (the "SETTLEMENT INFORMATION") to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every reasonable precaution to disclose Settlement Information only to Employee's attorney, accountant, tax authorities, and Employee's spouse/domestic partner, if and only if these individuals have a reasonable and justifiable need to know of such Settlement Information, provided, however, that any person or entity to whom such disclosure is made will, prior to disclosure and to the extent permitted by law, acknowledge the confidentiality of such information and agree to keep such information confidential. Employee acknowledges that the confidentiality of the terms of this Agreement is a material inducement to Intuit in entering into it. Any dispute concerning this confidentiality provision will be resolved through arbitration before the American Arbitration Association in Santa Clara County, California (the "ARBITRATOR") pursuant to Section 5.

        8. Non-Disparagement. Employee agrees to refrain from disparagement, criticism, defamation or slander of Intuit or any of its employees, officers, directors, agents, products or services to anyone, including but not limited to other employees and any past, present or prospective customers. Intuit agrees to maintain its neutral reference policy in regard to Employee and refrain from disparagement, criticism, defamation and slander of Employee.

        9. No Admission of Liability. Intuit and Employee understand and acknowledge that this Agreement constitutes a compromise and settlement. No action taken by the parties hereto, or either of them, either previously or in connection with this Agreement will be deemed or construed to be (a) an admission of the truth or falsity of any claims or (b) an acknowledgment or admission by a party of any fault or liability whatsoever to the other party or to any third party.

        10. No Knowledge of Wrongdoing. Employee has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or other wrongdoing, that involves Employee or other present or former Intuit employees.



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        11. Successors. The provisions of this Agreement will extend and inure to the benefit of, and be binding upon the respective legal successors and assigns of Intuit and Employee in addition to Intuit and Employee.

        12. Integration. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations and Agreements, whether written or oral with the exception of Employee's obligations under the Confidentiality Agreement and/or any surviving stock option agreements with respect to such subject matter.

        13. No Oral Modification. This Agreement may not be altered or amended except by a written document executed by Employee and Intuit.

        14. Governing Law. This Agreement will in all respects be governed by the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

        15. Effective Date. This Agreement is effective as of September 25, 1999, provided that the Release, and Intuit's obligations pursuant to Section 2 above, shall become effective on the eighth day after the Release has been signed by both parties (the "EFFECTIVE DATE"), unless sooner revoked by Employee. If Employee desires to revoke the Release, Employee must deliver or cause to be delivered a written statement of revocation from Employee prior to the Effective Date to the Human Resources Department, Intuit, Inc., Post office Box 7850, Mountain View, CA 94039-7850.

        16. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

        17. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

        18. Severability. In the event that any one or more of the provisions contained herein will for any reason be held to be unenforceable in any respect under any statute, rule or law of any state or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but, with respect only to the jurisdiction holding the provision to be



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unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

EMPLOYEE:                                    INTUIT, INC.:

                                             /s/ WILLIAM V. CAMPBELL
William H. Harris, Jr.                       -----------------------------------
                                             By:     William V. Campbell
/s/ WILLIAM H. HARRIS, JR.                   Title:  Chairman of the Board
-----------------------------------
Signature

Date:                                        Date:
     ------------------------------               ------------------------------



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                                   ADDENDUM A


        THIS GENERAL RELEASE OF CLAIMS ( "RELEASE") is between William H. Harris, Jr. ("EMPLOYEE") and Intuit, Inc. ("INTUIT"), a Delaware corporation, in accordance with Section 4 of the Confidential Agreement and General Release of Claims entered into by the parties as of September 23, 1999, (the "AGREEMENT"). Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Release.

        1. Payment of Salary. The parties acknowledge and agree that as of the Reassignment Date and, to the extent applicable, on the last day of the Employment Period, all salary and any and all other benefits, commissions or other such sums due Employee were paid to Employee. In light of the payment by Intuit of all wages due, or to become due to Employee, California Labor Code
Section 206.5 is not applicable to the parties hereto. Said section provides in pertinent part:

        No employer will require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

        2. Release. Except for the obligations and provisions contained in the Confidential Agreement and General Release of Claims dated as of September 23, 1999, Employee and Intuit, on behalf of themselves and their respective heirs, family members, executors, investors, employees, officers, directors, agents, attorneys, legal successors, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, shareholders, from and agree not to sue concerning, any and all claims, actions, obligations, duties, causes of action, whether now known or unknown, suspected or unsuspected, that either of them may possess based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring or existing at any time to and including the Effective Date (collectively, the "RELEASED MATTERS"), including without limitation,

                      (1) any and all claims relating to or arising from Employee's employment relationship with Intuit and the termination of that relationship;

                      (2) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of stock of Intuit, including, without limitation, any claims of fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, excluding those rights provided for in the Confidentiality Agreement;

                      (3) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion.

                      (4) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, and the California Fair Employment and Housing Act, and Labor Code section 201, et. seq.;

                      (5) any and all claims for violation of the federal, or any state, constitution;

                      (6) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

                      (7) any and all claims for attorneys' fees and costs; and

                      (8) any and all claims either Intuit or Employee may have against the other for any acts by either occurring at any time prior to the execution of this Release.

Each of the parties agrees that the foregoing enumeration of claims released is illustrative, and the claims hereby released are in no way limited by the above recitation of specific claims, it being the intent of the parties to fully and completely release all claims whatsoever in any way relating to the Employee's employment with Intuit and to the termination of such employment. Each of the parties agrees that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under the Agreement.

               a. Employee represents that Employee's has no lawsuits, claims or actions pending in Employee's name, or on behalf of any other person or entity, against Intuit or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any claims on Employee's own behalf against Intuit or any other person or entity referred to herein.

               b. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Release. Employee acknowledges that Employee has been advised by legal counsel and is familiar with Section 1542 of the Civil Code of the State of California, which states:

                      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE



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

               MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee expressly waives any right or benefit which Employee has or may have under Section 1542 of the California Civil Code or any similar provision of the statutory or non-statutory law of any other jurisdiction, including Delaware, to the full extent that Employee may lawfully waive those rights and benefits pertaining to the subject matter of this Release. The parties acknowledge that in the future they may discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Release, and that each of Employee and Intuit intend to fully, finally, and forever settle all of the Released matters in exchange for the benefits set forth in this Release and in the Agreement. This release will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

        3. Indemnification. This Release shall not apply with respect to any claims arising under Employee's existing rights to indemnification and defense pursuant to the articles and bylaws of Intuit for acts as a director and/or officer or to Employee's rights of insurance under any director and officer liability policy in effect covering Intuit's directors and officers. Intuit agrees to maintain any such director and officer liability policy in effect with respect to Employee's for services performed by him as an officer to the same extent as other Intuit officers.

        4. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee's may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and Intuit agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Release, Employee acknowledges that the consideration given for this waiver and release agreement in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

               a. Employee should consult with an attorney PRIOR to executing this Release;

               b. Employee has at least twenty-one (21) days within which to consider this Release, although Employee may accept the terms of this Release at any time within those 21 days;

               c. Employee has at least five (5) days following the execution of this Release by the parties to revoke this Release; and

               d. This Release will not be effective until the revocation period has expired.

        5. Voluntary Execution of Agreement. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:



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

               a. they have read this Release;

               b. they have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

               c. they understand the terms and consequences of this Release and of the releases it contains;

               d. they are fully aware of the legal and binding effect of this Release.

                      EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AND UNDERSTANDS THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST INTUIT BY SIGNING THIS RELEASE. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE DOES SO KNOWINGLY, WILLINGLY, AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN
                      SECTION 3 OF THE AGREEMENT.



EMPLOYEE:                                    INTUIT, INC.:


William H. Harris, Jr.                       -----------------------------------
                                             By:
                                             Title:
-----------------------------------
Signature

Date:                                        Date:
     ------------------------------               ------------------------------



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                                                                       EXHIBIT A



           EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT


        1. I understand that Intuit Inc. (the "Company") is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights (collectively referred to as "Intellectual Property"). Accordingly, I am entering into this agreement as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

        2. I understand that during the course of my employment with the Company both prior to and subsequent to the Reassignment Date it is likely I will gain access to information of a confidential or secret nature ("Proprietary Information"). Proprietary Information includes but is not limited to Inventions (as defined below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and trade secrets. Such information may relate to the business of the Company or to the business or any subsidiary, affiliate or any party with whom the Company is bound to hold information of such party confidential.

        3. I agree that, at all times, both during my employment (both prior to and subsequent to the Reassignment Date) and for a period of two years after I leave the Company, I will keep and hold any Proprietary Information in strict confidence and trust, and I will not use or disclose any Proprietary Information without first receiving the Company's express written consent, except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company related documents and materials that I have received or used, including Proprietary Information.

        4. During the course of my employment prior to the Reassignment Date, I have promptly disclosed in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets ("Inventions") that I made or conceived or first reduced to practice or create, either alone or jointly with others, which relate to my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets.

        5. I understand that, under the copyright laws, any copyrightable works prepared by me within the course and scope of my employment prior to the Reassignment Date are "works for hire". Consequently, the Company will be considered the author and owner of such works.

        6. I agree that all Inventions developed during my employment prior to the Reassignment Date that (a) were developed using equipment, supplies, facilities, or trade secrets of the Company, (b) resulted from work performed by me for the Company, or (c) related to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company. I hereby assign and agree to transfer to the Company any and all Intellectual Property, including all intellectual property rights, registrations, trade secrets rights as well as worldwide rights in any intellectual property or other forms of protection.

        7. I also waive and agree never to assert any "Moral Rights" I might have in or with respect to any Invention described in Section 6, even after I leave the Company. Moral Rights means any right (or similar right existing under the judicial or statutory law of any country or treaty) to claim authorship of any Invention, to object or prevent modification of any Invention, or to withdraw from circulation or to control the publication or distribution of any Invention.

        8. I agree to assist the Company in every proper way to obtain and enforce the intellectual property protection for any Intellectual Property in any and all countries. I will sign documents that the Company may reasonably request to obtain such protection. My obligations under this paragraph will continue even after I leave the Company, provided the Company will reimburse me at a reasonable rate after I leave the Company for time or expenses actually spent by me on its behalf.

        9. During my employment with the Company and for a period of two years after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law. Nothing in this section will prevent me from being employed by, doing business with or having any relationship with any supplier or customer of the Company, provided that such activity is not based upon the use of trade secrets.

        10. I agree and authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video and digital or other electronic media), both during and after my employment, for whatever lawful purposes the Company deems necessary.



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

        11. I represent that my performance of all the terms of this agreement and my responsibilities as an employee of the Company will not breach any invention assignment/proprietary information agreement with any former employer or other party and that I will not use or disclose any trade secrets or proprietary information from any former employer or third party in the course of my employment with the Company. I also represent that I will not bring with me to the Company or use in the performance of my responsibilities for the Company any property of a former employer that would not generally be available to the public or have not been legally transferred to the Company. I hereby authorize the Company to notify and the company authorizes me to notify my employer or future employer of the terms of this Agreement and my responsibilities detailed in this agreement.

        12. I understand that any breach or threatened breach of this agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this agreement.

        13. This agreement will be governed and interpreted in accordance with the internal laws of the State of California, without regard to or application of choice of law rules or principles. In the event that any provision of this agreement is found by a court or other competent tribunal to be illegal, invalid or unenforceable, then that provision will not be voided but enforced to the maximum extent allowed, and the remainder of the agreement will remain in full force and effect.

        14. I have been notified and understand that certain Inventions may be excepted from this agreement if it qualifies fully under the provisions of
Section 2870 of the California Labor Code, which states as follows:

        ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER'S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER'S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.



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

        15. I understand that this agreement does not constitute an employment contract or obligate the Company to employ me for any period of time, except as provided in the Confidential Agreement and General Release of Claims dated as of September 23, 1999, to which this Employee Invention Assignment and confidentiality Agreement is an exhibit. This agreement will be effective as of the first day of my employment by the Company which was January 3, 1994.


Intuit Inc.:                                 Employee:

By:                                          By:
   --------------------------------             --------------------------------

Name:                                        Name:
     ------------------------------               ------------------------------

Title:
      -----------------------------



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